UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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CAMDEN PROPERTY TRUST

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CAMDEN PROPERTY TRUST
3 Greenway Plaza, Suite 1300
Houston, Texas 77046

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	May 6, 2008
Time:	1:30 p.m., central time
Place:	Renaissance Hotel
6 East Greenway Plaza
Houston, Texas
Matters to be voted on:
1.	To elect nine trust managers to hold office for a one-year term;
2.	To ratify Deloitte & Touche LLP as our independent registered public accountants for 2008; and
3.	To act on any other matter that may properly come before the meeting.
The board of trust managers recommends you vote FOR each of the nominees for trust manager. The audit committee, which has the sole authority to retain our independent registered public accountants, recommends you vote FOR the ratification of Deloitte & Touche LLP as our independent registered public accountants for 2008.
Shareholders who are holders of record of common shares at the close of business on March 14, 2008 will be entitled to vote at the annual meeting.
We are pleased to take advantage of the new Securities and Exchange Commission rules that allow us to furnish proxy materials on the Internet to shareholders who hold their shares in “street name.” On or about March 24, 2008, we intend to mail to these holders a notice containing instructions on how to access our 2008 proxy statement and annual report. The notice also contains instructions on how these holders can request a paper copy of these documents if they desire, and how they can enroll in e-delivery. If you received your annual materials via email, the email contains voting instructions and links to the annual report and proxy statement on the Internet.
If you hold your shares in your own name, you will continue to receive paper copies of the 2008 proxy statement and annual report and should vote by filling out, signing and dating the proxy card and returning it in the enclosed postage pre-paid envelope. If you attend the annual meeting, you may change your vote or revoke your proxy by voting your shares in person.
Please contact our investor relations department at (800) 922-6336 or (713) 354-2787 if you have any questions.
By Order of the Board of Trust Managers,
Dennis M. Steen
Senior Vice President-Finance, Chief Financial Officer
and Secretary
March 24, 2008
Important Notice Regarding Availability of Proxy Materials for our
Annual Meeting of Shareholders to be held on May 6, 2008
This proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2007 and our Annual Report to Shareholders are available to shareholders who hold their shares in “street name” free of charge at the following website: www.proxyvote.com. These materials are also available at the investor relations section of our website at www.camdenliving.com under “SEC Filings.”

THE ANNUAL MEETING
The board of trust managers is soliciting proxies to be used at the annual meeting. This proxy statement and form of proxy are first being sent on or about March 24, 2008 to all shareholders of record who hold their shares in their own names on March 14, 2008, the record date for the shareholders entitled to vote at the annual meeting.
We are making this proxy statement and related proxy materials available on the Internet to shareholders who hold their shares “street name” under the SEC’s new rule that allows companies to furnish proxy materials to shareholders using the Internet. This rule removes the requirement for public companies to automatically send shareholders a full, hard-copy set of proxy materials and allows them instead to deliver to their shareholders a “Notice of Internet Availability of Proxy Materials” and to provide online access to the documents. We mailed a “Notice of Internet Availability of Proxy Materials” on or about March 24, 2008 to all shareholders of record who hold their shares in “street name” on March 14, 2008, the record date for the shareholders entitled to vote at the annual meeting.
This proxy statement and the form of proxy are being made available to shareholders on or about March 24, 2008 at the investor relations section of our website at www.camdenliving.com under “SEC Filings” and to beneficial holders who hold their shares in “street name” at www.proxyvote.com. Shareholders who hold their shares in “street name” may also request a printed copy of this proxy statement and the form of proxy by any of the following methods: (a) telephone at 1-800-579-1639; (b) internet at www.proxyvote.com; or (c) e-mail at sendmaterial@proxyvote.com. Our annual report to shareholders, including financial statements, for the fiscal year ended December 31, 2007 is being made available at the same time and by the same methods. The annual report is not to be considered as a part of the proxy solicitation material or as having been incorporated by reference.
The complete mailing address of our executive offices is 3 Greenway Plaza, Suite 1300, Houston, Texas 77046.
The following is important information regarding the annual meeting.
Q:	What may I vote on?

A:	At the annual meeting, you will be voting on the following proposals:
1.	To elect nine trust managers to hold office for a one-year term; and

2.	To ratify Deloitte & Touche LLP as our independent registered public accountants for 2008.
Q:	How do you recommend I vote?

A:	The board of trust managers recommends you vote FOR each of the nominees for trust manager. The audit committee, which has the sole authority to retain our independent registered public accountants, recommends you vote FOR the ratification of Deloitte & Touche LLP as our independent registered public accountants for 2008.

Q:	Who is entitled to vote?

A:	All shareholders of record on the close of business on March 14, 2008 are entitled to vote at the annual meeting. On March 14, 2008, we had 52,736,494 common shares outstanding. Each share is entitled to one vote.

Q:	How do I vote?

A:	If your shares are held by a bank, broker or other nominee (i.e., in “street name”), you may be eligible to vote your shares electronically over the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials. Under the current rules of the New York Stock Exchange, if you hold your shares through a bank or brokerage firm and your broker delivers this proxy statement to you, the broker is entitled to vote your shares on the election of trust managers and the ratification of the selection of Deloitte & Touche LLP as our independent registered public accountants for 2008 even if you do not provide voting instructions to your broker.

If you hold your shares in your own name as a holder of record, you may vote in person at the annual meeting or instruct the individuals named on the proxy card, referred to as proxies, how to vote your shares by completing, dating, signing and mailing the proxy card in the enclosed postage pre-paid envelope.

If you do not indicate how you wish to vote for one or more of the nominees for trust manager, the proxies will vote FOR election of all of the nominees for trust manager. If you “withhold” your vote for any of the nominees, your vote will not be counted in the tabulation of votes cast on that nominee. If you do not specify a choice for or against the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants for 2008, or if you abstain on this matter, the proxies will vote FOR the ratification of Deloitte & Touche LLP as our independent registered public accountants for 2008.

Q:	How can I change my vote or revoke my proxy after I return my proxy card?

A:	If you are a registered shareholder, you may change your vote or revoke your proxy at any time before the meeting by submitting written notice to our Secretary, submitting another proxy properly signed and later dated or voting in person at the meeting. In each case, the later submitted vote will be recorded and the earlier vote revoked. If you hold your shares in “street name,” please follow the procedures required by your bank, broker or other nominee to revoke a proxy. You should contact that firm directly for more information on these procedures.

Q:	How will votes be counted?

A:	The meeting will be held if a quorum is represented in person or by proxy at the meeting. A quorum is a majority of our outstanding common shares entitled to vote. If you return a signed proxy card, your shares will be counted for the purpose of determining whether there is a quorum. We will treat failures to vote, referred to as abstentions, as shares present and entitled to vote for quorum purposes. However, abstentions will not be counted as votes cast on a proposal and have no effect on the result of the vote on such proposal. A withheld vote is the same as an abstention.

Broker non-votes occur when proxies submitted by a broker, bank or other nominee holding shares in “street name” do not indicate a vote for a proposal because they do not have discretionary voting authority and have not received instructions as to how to vote on the proposal. We will treat broker non-votes as shares that are present and entitled to vote for quorum purposes. However, broker non-votes will not be counted as votes cast on a proposal and will have no effect on the result of the vote on the proposal.

Q:	Who will pay the costs of soliciting the proxies?

A:	We will pay all of the costs of soliciting proxies. Some of our trust managers, officers and other employees may solicit proxies personally or by telephone, mail, facsimile or other electronic means of communication. They will not be specially compensated for these solicitation activities. We do not expect to pay any fees for the solicitation of proxies, but may pay brokerage firms and other custodians for their reasonable expenses for forwarding solicitation materials to the beneficial owners of shares.

Q:	How will voting on other business be conducted?

A:	We do not know of any matter to be presented or acted upon at the meeting, other than the proposals described in this proxy statement. If any other matter is presented at the meeting on which a vote may be properly taken, the shares represented by proxies will be voted in accordance with the judgment of the persons named as proxies on the accompanying proxy card.

GOVERNANCE OF THE COMPANY
Board Independence and Meetings
Our board of trust managers believes the purpose of corporate governance is to ensure we maximize shareholder value in a manner consistent with legal requirements and the highest standards of integrity. The board has adopted and adheres to corporate governance practices the board and senior management believe promote this purpose, are sound and represent best practices. We continually review these governance practices, the rules and listing standards of the New York Stock Exchange and SEC regulations, as well as best practices suggested by recognized governance authorities.
Currently, our board of trust managers has nine members. To determine which of its members are independent, the board used the independence standards adopted by the New York Stock Exchange for companies listed on such exchange and also considered whether a trust manager had any other past or present relationships with us that created conflicts or the appearance of conflicts. The board determined that no trust manager, other than Richard J. Campo and D. Keith Oden, each of whom is employed by us, had any material relationship with us under the New York Stock Exchange standards or any such other relationship other than as described on page 15 of this proxy statement under the caption “Certain Relationships and Related Transactions,” which section contains the disclosure required under Item 404(a) of Regulation S-K. As a result, we have a majority of independent trust managers on our board as required by the listing requirements of the New York Stock Exchange.
The board of trust managers met either in person or by conference call eight times in 2007. All of the trust managers attended 75% or more of meetings of the board and the committees on which they served during 2007. We encourage all of our trust managers to attend the annual meeting. Five trust managers attended last year’s meeting.
Executive Sessions
Independent trust managers have regularly scheduled executive sessions in which they meet without the presence of management. These executive sessions typically occur before or after each regularly scheduled meeting of the board. Any independent trust manager may request an additional executive session be scheduled. The presiding trust manager over these executive sessions is Lewis A. Levey, the Lead Independent Trust Manager.
Share Ownership Guidelines
The board of trust managers has adopted a share ownership policy for trust managers. The policy provides for a minimum beneficial ownership target of our common shares with a market value of $250,000 within three years of joining the board. All trust managers currently meet this ownership target.
Committees of the Board of Trust Managers
The board of trust managers has established five committees. Information regarding these committees is set forth below.
Audit Committee. The current members of the audit committee are William R. Cooper, Scott S. Ingraham (Chair) and Lewis A. Levey. Each member of the audit committee satisfies the requirements for independence set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934 and the New York Stock Exchange’s listing standards. The board of trust managers, after reviewing all of the applicable facts, circumstances and attributes, has determined Mr. Ingraham is an “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K.
The audit committee operates under a written charter adopted by the board, which was last amended on February 27, 2007. The audit committee reviews and assesses the adequacy of its charter on an annual basis. A copy of the charter was included in the proxy statement for the 2007 annual meeting of shareholders as Appendix A and can be viewed on the investor relations section of our website at www.camdenliving.com under “Corporate Governance.” The Report of the Audit Committee is set forth beginning on page 36 of this proxy statement.

The audit committee’s responsibilities include assisting the board in overseeing the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accountants’ qualifications and independence and the performance of our independent registered public accountants. In addition, the audit committee reviews, as it deems appropriate, the adequacy of our systems of disclosure controls and internal controls regarding financial reporting and accounting. In accordance with its charter, the audit committee has the sole authority to appoint and replace the independent registered public accountants, who report directly to the audit committee, approve the engagement fee of the independent registered public accountants and pre-approve the audit services and any permitted non-audit services the independent registered public accountants may provide to us. During 2007, no member of the audit committee served on more than two other public company audit committees. The audit committee met six times in 2007.
Compensation Committee. The current members of the compensation committee are William R. Cooper, Scott S. Ingraham and Lewis A. Levey (Chair). Each member of the compensation committee satisfies the requirements for independence set forth in the New York Stock Exchange’s listing standards. The compensation committee operates under a written charter adopted by the board, which was last amended on July 11, 2003. The compensation committee reviews and assesses the adequacy of its charter on an annual basis. A copy of the charter is available on the investor relations section of our website at www.camdenliving.com under “Corporate Governance.” The compensation committee’s responsibilities include overseeing our compensation programs and practices and determining compensation for our executive officers. The compensation committee met five times in 2007.
Nominating Committee. The current members of the nominating committee are William R. Cooper (Chair), Scott S. Ingraham and Steven A. Webster. Each member of the nominating committee satisfies the requirements for independence set forth in the New York Stock Exchange’s listing standards. The nominating committee operates under a written charter adopted by the board, which was last amended on July 10, 2003. The nominating committee reviews and assesses the adequacy of its charter on an annual basis. A copy of the charter is available on the investor relations section of our website at www.camdenliving.com under “Corporate Governance.” The nominating committee’s responsibilities include selecting the trust manager nominees for election at annual meetings of shareholders. The nominating committee met one time in 2007.
Corporate Governance Committee. The current members of the corporate governance committee are William B. McGuire, Jr., F. Gardner Parker, William F. Paulsen and Steven A. Webster (Chair). Each member of the corporate governance committee satisfies the requirements for independence set forth in the New York Stock Exchange’s listing standards. The corporate governance committee operates under a written charter adopted by the board, which was last amended on July 11, 2003. The corporate governance committee reviews and assesses the adequacy of its charter on an annual basis. A copy of the charter is available on the investor relations section of our website at www.camdenliving.com under “Corporate Governance.” The corporate governance committee’s responsibilities include ensuring the board of trust managers and management are appropriately constituted to meet their fiduciary obligations to our shareholders and us by developing and implementing policies and processes regarding corporate governance matters. The corporate governance committee met one time in 2007.
Executive Committee. The current members of the executive committee are Richard J. Campo (Chair), William R. Cooper and Steven A. Webster. The executive committee may approve the acquisition and disposal of investments and the execution of contracts and agreements, including those related to the borrowing of money. The executive committee may also exercise all other powers of the trust managers, except for those that require action by all trust managers or the independent trust managers under our declaration of trust or bylaws or under applicable law. The executive committee did not meet in 2007.

Consideration of Trust Manager Nominees
Shareholder Nominees. The policy of the nominating committee is to consider properly submitted shareholder nominations for candidates for membership on our board. In evaluating such nominations, the nominating committee seeks to achieve a balance of knowledge, experience and capability on the board and to address the membership criteria described below under “Trust Manager Qualifications.” Any shareholder nomination proposed for consideration by the nominating committee should include the nominee’s name and qualifications for board membership and should be addressed to:
Corporate Secretary
Camden Property Trust
3 Greenway Plaza, Suite 1300
Houston, Texas 77046
In addition, our bylaws permit nominations of trust managers at any annual meeting of shareholders by the board or a committee of the board or by a shareholder of record entitled to vote at the annual meeting. In order for a shareholder to make a nomination, the shareholder must provide a notice along with the additional information and material required by our bylaws to our corporate secretary at the address set forth above not less than 60 nor more than 90 days prior to the date of the applicable annual meeting. However, if less than 70 days notice or prior public disclosure of the date of the meeting is made, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the applicable annual meeting was mailed or such public disclosure of the date of such annual meeting was made, whichever first occurs. You may obtain a copy of the full text of the bylaw provision by writing to our corporate secretary at the address set forth above. A copy of our bylaws has been filed with the SEC as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 1997 and an amendment thereto has been filed with the SEC as an exhibit to our current Report on Form 8-K dated May 2, 2006.
Trust Manager Qualifications. Our Guidelines on Governance contain board membership criteria that apply to the nominating committee’s nominees for a position on our board. Under these criteria, a majority of the board must be comprised of independent trust managers. Also, trust managers should be persons of integrity, with significant accomplishments and recognized business stature who will bring a diversity of perspectives to the board. In addition, board members should possess such attributes and experience as are necessary to provide a broad range of personal characteristics, including diversity, management skills and business expertise. Trust managers should also be able to commit the requisite time for preparation and attendance at regularly scheduled board and committee meetings, as well as be able to participate in other matters necessary to good corporate governance.
Limits on Service on Other Boards. In the Guidelines on Governance, the board recognized its members benefit from service on the boards of other companies. We encourage that service but also believe it is critical trust managers have the opportunity to dedicate sufficient time to their service on the board. To that end, the Guidelines on Governance provide that employee trust managers may not serve on more than two public company boards in addition to our board. Individuals who serve on more than six other public company boards will not normally be asked to join the board and individuals who serve on more than two other public company audit committees will not normally be asked to join the audit committee unless, in any such case, the board determines such simultaneous service would not impair the ability of such individual to effectively serve on the board or the audit committee. The board made such determination with respect to service on public company boards by Steven A. Webster.
Term Limits; Retirement Age. The Guidelines on Governance provide, as a general matter, non-employee trust managers will not stand for election to a new term of service at any annual meeting following their 75th birthday. The board may approve exceptions to this practice when it believes it is in our interest to do so. The board does not believe it should establish term limits for trust manager service, instead preferring to rely upon the mandatory retirement age and the evaluation procedures described below as the primary methods of ensuring each trust manager continues to act in a manner consistent with the best interests of us, our shareholders and the board. The board believes term limits have the disadvantage of losing the contribution of trust managers who have been able to develop, over a period of time, increasing insight into our operations and us and, therefore, provide an increasing contribution to the board as a whole.
As a result of this practice, George A. Hrdlicka retired from the board effective as of the time of the 2007 annual meeting of shareholders. At such time, the size of the board was reduced to nine members, although we may add an additional member or members to the board in the future.

Criteria for Nomination to the Board. The nominating committee has adopted criteria for nomination to the board. Under these criteria, trust managers should be of the highest ethical character and share Camden’s values, should have personal and professional reputations consistent with our reputation, should have relevant expertise and experience and be able to offer advice and guidance to management based on that expertise and experience, should be able to serve without the appearance of any conflict of interest and independent of any constituency so to be able to represent all of our shareholders, should be committed to Camden’s success and welfare and the long-term interests of our shareholders, should be willing to apply sound and independent business judgment and should have time available to devote to Camden activities.
Identifying and Evaluating Nominees. The nominating committee regularly assesses the appropriate size of the board, and whether any vacancies on the board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the nominating committee will utilize a variety of methods for identifying and evaluating nominees for trust manager. Candidates may come to the attention of the nominating committee through current board members, professional search firms, shareholders or other persons. These candidates will be evaluated at regular or special meetings of the nominating committee, and may be considered at any point during the year. As described above, the nominating committee will consider properly submitted shareholder nominations for candidates to the board. Following verification of the shareholder status of persons proposing candidates, recommendations will be aggregated and considered by the nominating committee at a regularly scheduled meeting, which is generally the first meeting prior to the issuance of the proxy statement for our annual meeting. If any materials are provided by a shareholder in connection with the nomination of a trust manager candidate, such materials will be forwarded to the nominating committee. The nominating committee may also review materials provided by professional search firms or other parties, and/or utilize the findings or recommendations of a search committee composed of other trust managers, in connection with a nominee who is not proposed by a shareholder. In evaluating such nominations, the nominating committee will seek to achieve a balance of knowledge, experience and capability on the board.
Each of the nominees for election to our board this year has previously served as a member of our board.
Guidelines on Governance and Codes of Ethics
Our board of trust managers has adopted Guidelines on Governance to address significant corporate governance issues. These guidelines provide a framework for our corporate governance initiatives and cover a variety of topics, including the role of our board, board selection and composition, board committees, board operation and structure, board orientation and evaluation, board planning and oversight functions and executive share ownership. The corporate governance committee is responsible for overseeing and reviewing the guidelines and reporting and recommending to the board any changes to the guidelines.
Our board has also adopted a Code of Business Conduct and Ethics, which is designed to help officers, trust managers and employees resolve ethical issues in an increasingly complex business environment. It covers topics such as reporting unethical or illegal behavior, compliance with law, share trading, conflicts of interest, fair dealing, protection of our assets, disclosure of proprietary information, internal controls, personal community activities, business records, communication with external audiences and obtaining assistance to help resolve ethical issues. We have also adopted a Code of Ethical Conduct for Senior Financial Officers, which is applicable to our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions.
Communication With Our Board
Any shareholder or interested party who wishes to communicate with our board of trust managers or any specific trust manager, including independent trust managers, may write to:
Mr. Lewis A. Levey
Lead Independent Trust Manager
Camden Property Trust
3 Greenway Plaza, Suite 1300
Houston, Texas 77046

Depending on the subject matter, Mr. Levey will:
•	forward the communication to the trust manager or trust managers to whom it is addressed (for example, if the communication received deals with questions, concerns or complaints regarding accounting, internal accounting controls and auditing matters, it will be forwarded to the chair of the audit committee for review);

•	forward to management if appropriate (for example, if the communication is a request for information about us or our operations or it is a stock-related matter that does not appear to require direct attention by our board or an individual trust manager); or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.
At each meeting of the board, our Chairman of the Board will present a summary of all communications received since the last meeting of the board and will make those communications available to any trust manager on request.

ELECTION OF TRUST MANAGERS
There are currently nine trust managers on the board. The nominating committee of the board recommended, and the board has selected, each of the nine current trust managers as a nominee for election at the annual meeting. No trust manager was selected for nomination at the 2008 annual meeting as a result of any arrangement or understanding between that trust manager and any other person.
Trust managers elected at the meeting will hold office for a one-year term. Unless you withhold authority to vote for one or more nominees, the persons named as proxies intend to vote for election of the nine nominees.
All nominees have consented to serve as trust managers. The board has no reason to believe any of the nominees will be unable to act as trust manager. However, if a trust manager is unable to stand for re-election, the board may either reduce the size of the board or the nominating committee may designate a substitute. If a substitute nominee is named, the proxies will vote for the election of the substitute.
The nominees are as follows:

Richard J. Campo
Age:	53
Trust Manager Since:	1993
Principal Occupation:	Chairman of the Board of Trust Managers and Chief Executive Officer of Camden Property Trust since May 1993

William R. Cooper
Age:	71
Trust Manager Since:	1997
Principal Occupation:	Private Investor
Recent Business Experience:	Since April 1997, Mr. Cooper has been a private investor. Prior to April 1997, Mr. Cooper served for 30 years in a variety of capacities with Paragon Group, Inc. or its predecessor.

Scott S. Ingraham
Age:	53
Trust Manager Since:	1998
Principal Occupation:	Private Investor and Strategic Advisor
Recent Business Experience:	From 1999 until February 2005, Mr. Ingraham was Chairman of the Board and Chief Executive Officer of Rent.com or its predecessor.
Other Directorships	LoopNet, Inc. (online commercial real estate services), Kilroy Realty, Inc. (office property REIT)

Lewis A. Levey
Age:	66
Trust Manager Since:	1997 (Lead Independent Trust Manager since February 2008)
Principal Occupation:	Private Investor and Management Consultant
Recent Business Experience:	Since April 1997, Mr. Levey has been a private investor and management consultant. He is also involved as a Principal with a commercial real estate management and leasing firm focused on office buildings. Prior to April 1997,
Mr. Levey served for more than 25 years in a variety of capacities with Paragon Group, Inc. or its predecessor.
Other Directorships	Enterprise Financial Services Corp. (financial services)

William B. McGuire, Jr.
Age:	63
Trust Manager Since:	2005
Principal Occupation:	Private Investor
Recent Business Experience:	From 1994 until February 2005, Mr. McGuire was a director and executive officer of Summit Properties Inc., most recently serving as its co-chairman of the board from April 2001 until February 2005.

D. Keith Oden
Age:	51
Trust Manager Since:	1993
Principal Occupation:	From March 2008, Mr. Oden has been the President of Camden Property Trust. Mr. Oden served as President and Chief Operating Officer of Camden Property Trust from December 1993 to March 2008.

William F. Paulsen
Age:	61
Trust Manager Since:	2005
Principal Occupation:	Private Investor
Recent Business Experience:	From 1994 until February 2005, Mr. Paulsen was a director and executive officer of Summit Properties Inc., most recently serving as its co-chairman of the board from April 2001 to February 2005.
Other Directorships	Crystal River Capital, Inc. (structured finance REIT)

F. Gardner Parker
Age:	66
Trust Manager Since:	1993 (Lead Independent Trust Manager 1998 to February 2008)
Principal Occupation:	Private Investor
Recent Business Experience:	Mr. Parker has been involved in structuring private and venture capital investments for the past 15 years.
Other Directorships	Carrizo Oil & Gas, Inc. (oil and gas exploration and development), Sharps Compliance Corp. (waste management services), Hercules Offshore, Inc. (drilling and liftboat services), Pinnacle Gas Resources, Inc. (natural gas exploration and development)

Steven A. Webster
Age:	56
Trust Manager Since:	1993
Principal Occupation:	President and Co-managing Partner, Arista Capital Partners, a private equity investment firm, since 2005
Recent Business Experience:	From 2000 to 2005, Mr. Webster was Chairman of Global Energy Partners, an affiliate of CSFB Private Equity. From 1998 to 1999, Mr. Webster was the President and Chief Executive Officer of R&B Falcon Corporation.
Other Directorships	Chairman of Carrizo Oil & Gas, Inc. (oil and gas exploration and development), director of Grey Wolf, Inc. (land drilling service provider), director of Seacor Holdings, Inc. (tanker and marine services), director of Hercules Offshore, Inc. (drilling and liftboat services), Chairman of Solitario Resources Corporation (precious and base metal properties acquisitions), director of Geokinetics Inc. (seismic data acquisition services), director of Encore Bancshares, Inc. (commercial bank)
Required Vote
Each nominee must be re-elected by the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the annual meeting.
The board recommends you vote FOR the nominees listed above.

EXECUTIVE OFFICERS
There is no family relationship among any of our trust managers or executive officers. No executive officer was selected as a result of any arrangement or understanding between that executive officer and any other person. All executive officers are elected annually by, and serve at the discretion of, the board of trust managers.
Our executive officers are as follows:

Name	Age	Position	Recent Business Experience
Richard J. Campo	53	Chairman of the Board of Trust Managers and Chief Executive Officer (May 1993-present)	Chairman of the Board of Trust Managers and Chief Executive Officer of Camden Property Trust (May 1993 to present).

D. Keith Oden	51	President (March 2008-present)	President and Chief Operating Officer of Camden Property Trust (December 1993 to March 2008).

H. Malcolm Stewart	56	Chief Operating Officer (March 2008-present)	Executive Vice President-Real Estate Investments and Chief Investment Officer of Camden Property Trust (September 1998-March 2008), Senior Vice President-Construction of Camden Property Trust (December 1993-September 1998).

Dennis M. Steen	49	Chief Financial Officer, Senior Vice President-Finance and Secretary (September 2003-present)	Vice President-Controller, Chief Accounting Officer and Treasurer of Camden Property Trust (August 1999-September 2003).

Steven K. Eddington	59	Senior Vice President-Operations (September 2002-present)	Regional Vice President and General Manager (West Region) of Camden Development, Inc., one of our wholly owned subsidiaries (1998-September 2002).

Stephen R. Hefner	45	Senior Vice President-Construction (March 2008-present)	Vice President-Construction of Camden Development, Inc., one of our wholly-owned subsidiaries (March 1998-March 2008), Vice President-Construction of Camden Builders, Inc., one of our wholly-owned subsidiaries (March 2000-March 2008), Vice President-Construction of Camden USA, Inc., one of our wholly-owned subsidiaries (March 1999-March 2008), and Vice President-Construction of Summit Apartment Builders, Inc. (March 2005-March 2008).

Name	Age	Position	Recent Business Experience
William W. Sengelmann	49	Senior Vice President-Real Estate Investments (March 2008-present)	Vice President-Real Estate Investments of Camden Development, Inc., one of our wholly owned subsidiaries (January 1998-March 2008), Vice President-Real Estate Investments of Camden Summit, Inc., one of our wholly owned subsidiaries (February 2005-March 2008), Vice President-Real Estate Investments of Camden USA, Inc., one of our wholly-owned subsidiaries (February 2005-March 2008).

Cynthia B. Scharringhausen	48	Senior Vice President-Human Resources (March 2008-present)	Vice President-Human Resources of Camden Development, Inc., one of our wholly owned subsidiaries (April 2000-March 2008).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows how many shares were owned by our trust managers and five most highly paid executive officers as of March 14, 2008, including shares such persons had a right to acquire within 60 days after March 14, 2008 through the exercise of vested options to purchase shares held in a rabbi trust, ordinary share options and through the exchange of units of limited partnership interest in our operating partnerships. The following table also shows how many shares were owned by beneficial owners of more than 5% of our shares as of March 14, 2008. Unless otherwise noted, each person has sole voting and investment power over the shares indicated below.

	Shares Beneficially Owed(2)(3)
Name and Address of Beneficial Owners (1)	Amount	Percent of Class
The Vanguard Group, Inc.(4)	3,753,716	7.1%
Barclays Global Investors, NA(5)	3,530,147	6.7%
ING Groep N.V.(6)	2,690,778	5.1%
D. Keith Oden	1,480,269	2.7%
Richard J. Campo(7)	1,466,385	2.7%
William R. Cooper	816,478	1.5%
William B. McGuire, Jr.(8)	524,294	1.0%
William F. Paulsen(9)	459,891	*
Lewis A. Levey(10)	445,770	*
H. Malcolm Stewart	320,249	*
Scott S. Ingraham(11)	137,690	*
Steven K. Eddington	81,220	*
Dennis M. Steen	43,617	*
Steven A. Webster	43,339	*
F. Gardner Parker	41,622	*
All trust managers and executive officers as a group (15 persons)(12)	5,965,825	10.4%

*	Less than 1%

(1)	The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The address for Barclays Global Investors, NA is 45 Fremont Street, San Francisco, California 94105. The address for ING Groep N.V. is Amstelveenseweg 500, 1081 KL Amsterdam, The Netherlands. The address for Messrs. Campo, Oden, Cooper, McGuire, Paulsen, Levey, Stewart, Ingraham, Eddington, Steen, Webster and Parker is c/o Camden Property Trust, 3 Greenway Plaza, Suite 1300, Houston, Texas 77046.

(2)	These amounts include shares the following persons had a right to acquire within 60 days after March 14, 2008 through the exercise of vested options to purchase shares held in a rabbi trust, ordinary share options and through the exchange of units of limited partnership interest in our operating partnerships. Each option represents the right to receive one common share upon exercise. Each partnership unit is exchangeable for one common share. We may elect to pay cash instead of issuing shares upon a tender of units for exchange.

	Vested Options Held		Other Vested	Units of Limited
	in a Rabbi Trust		Options	Partnership Interest
D. Keith Oden	655,041	(a)	414,965	—
Richard J. Campo	655,650	(b)	414,965	—
William R. Cooper	17,599		—	791,939	(c)
William B. McGuire, Jr.	—		—	414,803
William F. Paulsen	—		—	398,575
Lewis A. Levey	17,599		—	359,692	(d)
H. Malcolm Stewart	173,174		75,538	—
Scott S. Ingraham	79,757		—	—
Steven K. Eddington	26,545		37,207	—
Dennis M. Steen	18,911		5,000	—
Steven A. Webster	20,265		—	—
F. Gardner Parker	32,353		—	—
All trust managers and executive officers as a group (15 persons)	1,749,096		965,922	1,965,009
(a)	Includes 655,041 options pledged by Mr. Oden to a subsidiary of JPMorgan Chase & Co. as security for a loan or other extension of credit to Mr. Oden. Upon a default under the agreement governing such loan, JPMorgan Chase & Co. or any subsidiary thereof may sell the shares underlying such options.

(b)	Includes 655,650 options pledged by Mr. Campo to a subsidiary of JPMorgan Chase & Co. as security for a loan or other extension of credit to Mr. Campo. Upon a default under the agreement governing such loan, JPMorgan Chase & Co. or any subsidiary thereof may sell the shares underlying such options.

(c)	Includes 364,829 units held by WRC Holdings, Inc., 30,000 units held by Paragon Gnty Services LP and 38,457 units held by Cooper Partners Limited. Mr. Cooper controls each such entity.

(d)	Includes 300,018 units held by Lewis A. Levey Revocable Trust dated December 15, 1995, for which Mr. Levey is the trustee.
(3)	The amounts exclude the following unvested options to purchase shares held in a rabbi trust and unvested option and share awards:

	Unvested Options
	Held in a Rabbi	Other Unvested	Unvested
	Trust	Options	Share Awards
D. Keith Oden	—	56,656	56,123
Richard J. Campo	—	56,656	56,123
William R. Cooper	—	—	—
William B. McGuire, Jr.	—	—	2,853
William F. Paulsen	—	—	2,853
Lewis A. Levey	—	—	—
H. Malcolm Stewart	2,616	60,308	57,008
Scott S. Ingraham	534	—	2,853
Steven K. Eddington	800	20,319	26,933
Dennis M. Steen	800	48,610	35,941
Steven A. Webster	534	—	2,853
F. Gardner Parker	—	—	—
All trust managers and executive officers as a group (15 persons)	6,502	267,524	279,754

(4)	Based on information contained in Amendment No. 4 to Schedule 13G filed with the SEC on February 27, 2008, The Vanguard Group, Inc. possessed sole voting power over 22,938 shares and sole dispositive power over 3,753,716 shares.

(5)	Based on information contained in a Schedule 13G filed with the SEC on February 5, 2008, Barclays Global Investors, NA possessed sole voting power over 1,148,343 shares and sole dispositive power over 1,579,665 shares, Barclays Global Fund Advisors possessed sole voting power and sole dispositive power over 1,823,031 shares, Barclays Global Investors, Ltd. possessed sole voting power over 42,937 shares and sole dispositive power over 51,037 shares and Barclays Global Investors Japan Limited possessed sole voting power and sole dispositive power over 76,414 shares.

(6)	Based on information contained in Amendment No. 1 to Schedule 13G filed with the SEC on February 14, 2008, ING Groep N.V. possessed sole voting power and sole dispositive power over 2,690,778 shares, which includes 2,690,168 shares held by indirect subsidiaries of ING Groep N.V. in their role as a discretionary manager of client portfolios and 610 shares held by indirect subsidiaries of ING Groep N.V. in their role as trustee.

(7)	Includes 188,113 shares pledged by Mr. Campo to Bear, Stearns & Co. Inc. as security for a loan or other extension of credit to Mr. Campo. Upon a default under the agreement governing such loan, Bear, Stearns & Co. Inc. or its parent, The Bear Stearns Companies Inc., or any subsidiary thereof, may sell such shares.

(8)	Includes 100,202 shares held by a family trust.

(9)	Includes 24,405 shares held by Mr. Paulsen’s wife and 24,204 shares held by a related family foundation. Also includes 398,575 common shares issuable upon the exchange of units of limited partnership interest in one of our operating partnerships, which shares have been pledged by Mr. Paulsen to Merrill Lynch Bank USA as security for a loan or other extension of credit to Mr. Paulsen. Upon a default under the agreement governing such loan, Merrill Lynch Bank USA or its parent, Merrill Lynch & Co. Inc., or any subsidiary thereof, may sell such common shares.

(10)	Includes 640 shares held in a trust of which Mr. Levey is a co-trustee.

(11)	Includes 1,050 shares held in accounts for the benefit of Mr. Ingraham’s children, for which Mr. Ingraham is the custodian.

(12)	Shares and/or units beneficially owned by more than one individual have been counted only once for this purpose.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to us during or with respect to 2007, we believe all SEC filing requirements applicable to our trust managers, officers and beneficial owners of more than 10% of our common shares were complied with in 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review and Approval of Related Person Transactions
Our Code of Business Conduct and Ethics provides that none of our employees or trust managers may engage in activities that create a conflict of interest with us, unless specifically approved by the board of trust managers or a committee of the board after full disclosure of all relevant facts. Activities that constitute a conflict of interest under such Code include the following:
•	owning a material interest in any supplier, contractor, subcontractor, competitor, customer or other entity with which we do business that might affect the employee’s or trust manager’s ability to objectively perform his or her work;

•	owning or acquiring any property if such person knows that we have taken or are considering taking any action with respect to such property;

•	owning or acquiring any property utilizing confidential information obtained through us or in the course of performing such person’s duties for us; and

•	appropriating or diverting to others any business opportunity that such person knows is, or could reasonably have anticipated that we would be, interested in.
An officer or trust manager may only receive a waiver from the board (excluding any interested trust manager) or the corporate governance committee of the board. Waivers for employees (other than officers) may only be granted by our chief executive officer or president. Any waiver granted to an executive officer or trust manager will be disclosed to shareholders in accordance with the Securities Exchange Act of 1934 and the rules thereunder and the applicable rules of the New York Stock Exchange.
Related Person Transactions
Prior to our merger with Summit Properties Inc. (“Summit”), Summit entered into amended and restated employment agreements with William B. McGuire, Jr. and William F. Paulsen, each of which is a trust manager, with an expiration date of December 31, 2011. We assumed these agreements as a result of the merger with Summit. Each of the employment agreements provided the annual base salary of Messrs. McGuire and Paulsen, effective as of January 1, 2002 and for the balance of the term of such agreement, was $200,000 per year unless Mr. McGuire or Mr. Paulsen, respectively, ceased to be an employee member of the board, in which case such annual base salary would be reduced to $175,000. Messrs. McGuire and Paulsen were entitled to participate in our employee share option plans and employee benefit plans. The agreements further provided that Messrs. McGuire and Paulsen would receive health benefits at a cost comparable to that paid by similarly situated employees, secretarial and computer-related services, and office facilities for the term of the applicable agreement and for the remainder of the respective life of Mr. McGuire or Mr. Paulsen thereafter. The employment agreements with Messrs. McGuire and Paulsen also provided for certain severance benefits.
On April 27, 2005, we entered into a separation agreement with each of Messrs. McGuire and Paulsen. Each separation agreement was effective as of the effective time of the merger with Summit, which occurred on February 28, 2005. Pursuant to the respective separation agreement, as of the effective time of the merger, Messrs. McGuire and Paulsen resigned as an officer and director of Summit and all entities related to Summit, and the respective employment agreement between Summit and each such executive was terminated. Also pursuant to the respective separation agreement, Messrs. McGuire and Paulsen continue to receive health benefits at a cost comparable to that paid by similarly situated employees, secretarial and computer-related services, and office facilities for the remainder of their respective lives, which payments totaled $89,880 and $118,457, respectively, in 2007.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes the key principles and factors underlying our executive compensation policies for the individuals who served as our chief executive officer and chief financial officer during fiscal 2007, as well as the other individuals included in the Summary Compensation Table on page 25, which are referred to in this proxy statement as the “named executive officers.”
Compensation Philosophy and Objectives
An important part of our results-oriented culture is to recognize and reward executives based on their contributions to our success. Our executive compensation program links incentive compensation to individual and corporate results by rating achievement against financial and non-financial objectives. Our compensation objectives are designed to make our performance expectations clear to executives and other employees and to measure and reward performance consistently across organizational lines. The key objectives of our executive compensation program are to:
•	support our business objectives to produce consistent earnings growth and increase shareholder value;

•	attract, reward, motivate and retain talented executives;

•	tie executive compensation to our financial performance and portfolio management; and

•	link executives’ goals with shareholders’ interests.
Role of Executive Officers in Compensation Decisions
Richard J. Campo, our chairman of the board and chief executive officer, and D. Keith Oden, our president, make recommendations to the compensation committee based on the compensation philosophy and objectives set by the compensation committee as well as current business conditions. More specifically, for each named executive officer, including themselves, Messrs. Campo and Oden review competitive market data and recommend to the compensation committee the performance measures and target goals, in each case for the review, discussion and approval by the compensation committee. For each executive officer other than themselves, Messrs. Campo and Oden also review the rationale and guidelines for compensation and annual share awards for the review, discussion and approval by the compensation committee. Messrs. Campo and Oden may attend meetings of the compensation committee at the request of the committee chair, but do not attend executive sessions and do not participate in any discussions relating to the final determination of their own compensation.
Setting Executive Compensation
Based on the objectives described above, the compensation committee has structured our annual and long-term executive compensation to motivate executive officers to achieve our business goals and reward the executive officers for achieving such goals. To measure our executive compensation for competitiveness in the industry, the compensation committee has, from time to time, engaged an outside consultant to provide an annual competitive benchmarking analysis for the named executive officers. For 2007, the compensation committee engaged CEL & Associates to assist with this analysis. CEL & Associates provided market data regarding base salary, annual bonus and long-term compensation by job title and responsibility level utilizing data from the companies listed below. We and the compensation committee use this information, along with recommendations of management, considerations of internal and external equity, incentive compensation specific to the individual and individual performance, as context for decisions about compensation practices and about pay levels for individual named executive officers. We and the compensation committee also review public disclosures made by companies in the real estate industry and on published surveys with particular focus on companies of similar size within our industry. Accordingly, no individual report or factor is given undue consideration.

In making compensation decisions, the compensation committee compares each element comprising total compensation against a peer group of publicly-traded multifamily REITs (collectively, the “Compensation Peer Group”). The Compensation Peer Group, which is periodically reviewed and updated by the compensation committee, consists of companies against which we believe we compete for talent and for shareholder investment. The companies comprising the Compensation Peer Group were selected based on the following criteria:
•	competitive companies in Camden’s major markets;

•	range of size of market capitalization, target markets, asset quality, financial structure and organization similar to Camden; and

•	strong development orientation and pipeline.
The following seven public multifamily companies met this criteria: Archstone-Smith Trust, AvalonBay Communities, Inc., BRE Properties, Inc., Equity Residential, Essex Property Trust, Inc., Post Properties, Inc. and UDR, Inc. For our executive officers, specific individuals at the Compensation Peer Group were identified as benchmark positions for comparative compensation assessment.
As we compete with many companies for top executive-level talent, the compensation committee generally sets compensation for executive officers relative to the compensation paid to similarly situated executives of the companies comprising the Compensation Peer Group. Variations to this objective may occur as dictated by the experience level of the individual and market factors. These objectives recognize the compensation committee’s expectation that, over the long term, we will continue to generate shareholder returns in line with the average of our peer group.
For 2007, the compensation committee’s guiding principle is that the compensation of our officers should be set so that, in a year when target performance is achieved, the average total compensation (including the value of share awards) of executive officers is, in general, at approximately 75th percentile of compensation paid to comparable officers at the Compensation Peer Group. In the case of Messrs. Campo, Oden, Stewart, Steen and Eddington, the actual compensation was less than the 75th percentile, in each case based on considerations of internal and external equity and company performance as compared to stated objectives and other financial considerations, as well as a subjective evaluation of each named executive officer’s contribution to company performance.
2007 Executive Compensation Components
Our primary objectives are to produce earnings growth and increase shareholder value. To achieve these objectives, we utilize a compensation program principally comprised of base salary, annual bonus, annual cash awards based on performance and long-term compensation. Each component of the compensation program is designed to provide greater rewards to employees who assume, and succeed in, positions having a greater level of responsibility and, therefore, have the likelihood of greater impact on our overall performance and demonstrate continuous improvement in their areas of responsibility. As a result, our compensation program for named executive officers places less emphasis on base salary and more emphasis on annual performance-based incentive payments and equity-based compensation. We design compensation so that a substantial majority of the named executive officers’ overall compensation is “at risk” and tied to our financial performance and share price. However, there is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the compensation committee reviewed a variety of information, including that provided by CEL & Associates, Inc., to determine the appropriate level and mix of incentive compensation.
Base Salary. Base salary is intended to provide a competitive level of current cash compensation linked to individual job responsibilities and job performance. In determining the base salaries of named executive officers, the compensation committee considers internal and external equity and company performance as compared to stated objectives and other financial considerations, as well as a subjective evaluation of each named executive officer’s contribution to company performance.

Base salary ranges for named executive officers are determined for each executive based on his position and responsibility by using market data. During its review of base salaries for executives, the compensation committee primarily considers:
•	the benchmarking data described above under “Setting Executive Compensation” as well as market data from compensation surveys of the real estate industry in general and the multi-family housing industry from publicly available sources;

•	an internal review of the executive’s compensation, both individually and relative to other executive officers, and recommendations of the chief executive officer and president; and

•	an individual executive’s responsibilities, qualifications, performance in the previous year, the degree to which the executive has reached proficiency in the position and ongoing contributions to our success.
Merit-based increases to named executive officers’ salaries are based on this review as well as, with respect to Messrs. Campo and Oden, the achievement of company-wide goals and, with respect to the other named executive officers, the achievement of goals tied to their respective business unit. These goals and the achievement level of these goals are described below under “Annual Bonus.”
Annual Bonus. The compensation committee awards annual bonuses and long-term compensation to named executive officers based on achievement of specified goals by Camden, the individual and the individual’s business unit. These goals are specified in advance and executive compensation is based on an individual’s weighted average achievement thereof, with the weightings also set in advance.
These goals and weightings were recommended by management and approved by the compensation committee to help to ensure that only a high level of performance by the individual and Camden will allow an individual to realize increased compensation. Our guidelines for 2007 provided that weighted performance of the goals resulted in payout of bonus and long-term compensation as follows:

Percentage of Payout of Bonus and Long-
Weighted Average Achievement of Goals	Term Compensation
70-100% (exceeds expectations)	75-100%
50-69% (achieves expectations)	50-75%
Below 50% (below expectations)	Less than 50%
Payment within such range was made at the discretion of the compensation committee, based in part on considerations of internal equity, external equity and Camden financial considerations.
The following corporate goals were established for 2007:
1.	The achievement of a target level of funds from operations (“FFO”) per share of $3.75, which represents the mid-point of our annual guidance issued on February 8, 2007. We utilize The National Association of Real Estate Investment Trusts’ current definition of FFO, which is net income computed in accordance with generally accepted accounting principles, excluding gains or losses from depreciable operating property sales, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. A reconciliation of net income to FFO for the year ended December 31, 2007 is contained in our 2007 annual report and in our earnings release filed on a Current Report on Form 8-K filed on February 8, 2008.

Our FFO for the year ended December 31, 2007 was $3.66 per share, or approximately 2% below the goal. Based on these results, a 0% performance rating was assigned to this goal.

2.	The achievement of net operating income (“NOI”) for stabilized properties, as compared to the original budgeted amount of $320 million. We define NOI as total property income less property operating and maintenance expenses less real estate taxes. A reconciliation of net income to NOI for the year ended December 31, 2007 is contained in our earnings release filed on a Current Report on Form 8-K filed on February 8, 2008.

For 2007, we fell short of our budget for stabilized property-level NOI by approximately $5 million or 1.6%. Based on these results, a 0% performance rating was assigned to this goal.

3.	The achievement of targeted transaction volume goal of $300 million by delivering a combination of additions to our development pipeline and acquisitions. For 2007, we exceeded our budget for additions to our development pipeline and acquisitions by approximately 104%. Based on these results, a 100% performance rating was assigned to this goal.

4.	The achievement of total shareholder return (i.e., share price appreciation and dividends paid) in the top one-third of a group of multifamily REITs. For determining relative performance, the group of multifamily REITs used for comparison consisted of Associated Estates Realty, Apartment Investment & Management Company, Home Properties, Inc., AvalonBay Communities, Inc., BRE Properties, Inc., Essex Property Trust, UDR, Inc., Equity Residential, Mid-American Apartment Communities, Inc. and Post Properties, Inc. For 2007, our total shareholder return was not in the top one-third of such group. Based on these results, a 0% performance rating was assigned to this goal.

5.	The completion of new developments in accordance with the original time and financial budgets. In 2007, we stabilized four development communities. In the aggregate, these projects were completed on time, below budget and leased up ahead of schedule and at better than anticipated yields. Based on these results, a 100% performance rating was assigned to this goal.

6.	The effectiveness of management in creating and communicating our corporate culture to all employees. The Company was named by FORTUNE magazine in 2007 as one of the “100 Best Companies to Work For” in America. We were ranked 50 overall and 19th in FORTUNE’s small company category. We were cited for our progress in employee benefits, including the Camden Scholarship Fund for employees’ children, adoption benefits, domestic partner benefits, fully furnished apartments available for employee vacations, and apartment discounts for the employee or his or her parent or child. Based on these results, a 90% performance rating was assigned to this goal.
The higher the individual’s position, the more heavily the goals are weighted by Camden performance. For this reason, 100% of Messrs. Campo and Oden’s compensation is based on company performance, with the achievement of FFO per share and total shareholder return goals weighted 45%, operating performance of property-level net operating income and completion of new developments in accordance with budget weighted 20% each, achievement of targeted transaction volume goal weighted 10% and effectiveness in communicating corporate culture to employees weighted 5%. For 2007, overall weighed achievement was 34.5% of maximum or in the “below expectations” category of 0% to 50%.
For the other named executive officers, the goals and weightings are more heavily tied to performance of the individual and his business unit. The weightings applicable to each goal were set in advance and indicated below.
For Mr. Stewart, the 2007 goals and respective weightings were generally as follows:
•	the completion of new developments in accordance with the original time and financial budgets at or above projected yields (25%);

•	the completion of development properties in lease up in accordance with the original budgets (20%);

•	the achievement of a targeted transaction volume goal by delivering a combination of additions to our development pipeline, acquisitions and dispositions (15%);

•	the sale and recycling of targeted assets and underwriting assistance for our discretionary investment vehicle (30%); and

•	the achievement of departmental budgets (5%).
For 2007, under Mr. Stewart’s leadership, we stabilized four development communities, which in the aggregate, were completed on time, below budget and leased up ahead of schedule and at better than anticipated yields; the target asset recycling goal was exceeded by 27%; the targeted transaction goal was exceeded by 104%; one-third of land designated for sale was sold; and department budgets and assistance with underwriting of investments for the fund were approximately 100% achieved. As a result, for 2007, the weighted achievement level of Mr. Stewart’s goals was in the “exceeds expectations” category of 75% to 100%.
For Mr. Steen, the 2007 goals and respective weightings were generally as follows:
•	the effective supervision of financial reporting and related functions, systems and personnel (75%); and

•	the effective management of our balance sheet obligations (25%).
Mr. Steen timely completed all SEC reporting; effectively managed tax characteristics; performed regular reviews of financial performance with senior management; effectively managed our long term and short term liabilities through various offerings; effectively oversaw a cost effective approach to Sarbanes-Oxley compliance; expanded the scope of internal audit and increased the independent auditors’ reliance on internal audit procedures; led the effort to implement a new accounting system; effectively renewed insurance coverage; and improved communication of corporate culture to the accounting, finance and internal audit groups and other areas. As a result, for 2007, the weighted achievement level of Mr. Steen’s goals was in the “exceeds expectations” category of 75% to 100%.
For Mr. Eddington, the 2007 goals and respective weightings were generally as follows:
•	the achievement of net operating income budgets for our operating communities (40%);

•	the effective implementation and oversight of on-site property initiatives (60%).
For 2007, we did not achieve our net operating income budgets, although Mr. Eddington did effectively implement a substantial portion of the on-site property initiatives. As a result, for 2007, the weighted achievement level of Mr. Eddington’s goals was in the “achieves expectations” category of 50% to 75%.
To more fully tie compensation to long-term performance, executives must receive between 25% and 50% of their annual bonuses in shares. These shares are valued at 150% of the cash value of the corresponding portion of the bonus. The number of shares to be issued is determined based on the market share price at the date of grant. The shares issued pursuant to these grants vest 25% on the grant date and 25% on each of the next three anniversaries of the grant date.

Performance Award Program. Our performance award program seeks to align compensation with the interests of our shareholders by awarding notional common shares or bonus units (which do not represent actual common shares) to named executive officers based on achievement of company-wide goals described above. The notional shares expire on the tenth anniversary of the date of grant. The holders of notional shares receive an annual cash payment equal to their number of notional shares multiplied by a percentage of the actual dividend rate per share paid to holders of our common shares. The percentage used in determining 2007 awards was based on the achievement of the company-wide goals used in determining cash bonuses described above as follows:

Payment as a Percentage of
Weighted Average Achievement of Goals	Common Dividends Per Share
0-50% (Below Expectations)	0%
50% to 70% (Achieves Expectations)	75%
70% to 100% (Exceeds Expectations)	125%
Because the achievement of corporate goals was in the “below expectations” category, none of the named executive officers for fiscal 2007 received any payments under the Performance Award Program.
Long-Term Compensation. Because today’s business decisions affect us over a number of years, long-term incentive awards are tied to our performance and the long-term value of our shares. The goals and weightings for long-term incentive awards are the same as those used in determining annual bonuses.
The compensation committee awarded 186,303 shares to the named executive officers and other employees for 2007. Share awards vest in five equal installments on the first five anniversaries of the date of grant. The compensation committee also granted 444,264 options to purchase common shares for 2007 to the named executive officers and other employees. The options vest in five equal installments on the first five anniversaries of the date of grant.
Pursuant to our 2002 share incentive plan, upon the vesting of 20,000 or more options, the holder has the right to exercise some or all of the vested options by paying the exercise price with shares (the “Mature Shares”) that have been held by the holder for at least six months prior to the exercise date. Upon the exercise of options through this right, the holder will be deemed to have exchanged the Mature Shares for replacement shares without the requirement of tendering the Mature Shares to us, and receive a number of additional shares from us equal to the total number of shares covered by the options minus the number of Mature Shares used to pay the exercise price for the options (the “Incentive Payment Shares”).
Upon the exercise of this right, the holder receives a share grant by depositing with us 25% of the Incentive Payment Shares. Upon deposit of these shares, we grant to the holder a number of shares in an amount equal to 32.5% of the Incentive Payment Shares, 19.25% of which are designated as “Bonus Shares” and 80.75% of which are designated as “Additional Bonus Shares.”
The Bonus Shares vest 10% on each the first two anniversaries of the date of grant and 80% on the third anniversary of the date of grant. The Additional Bonus shares vest 10% each of the first four anniversaries of the date of grant and 60% on the fifth anniversary of the date of grant. If a holder terminates his or her employment prior to the completion of these periods, the unvested portion of the Bonus Shares and the Additional Bonus Shares are forfeited.
Upon exercise of this right, the number of options as to which such right was exercised are “reloaded” and reissued to the holder, with such options representing the right to purchase a number of shares equal to the number of options exercised less the number of Incentive Payment Shares. Upon being reloaded, each reload option again represents the right to purchase a share at an exercise price equal to the fair market value of the share on the date of the notice of exercise of the Incentive Exchange Right. The reloaded options are fully vested on the date of issuance and the exercise period is the lesser of (i) ten years or (ii) the term of the original option, beginning on the date of exercise of the options being reloaded. In 2007, Messrs. Campo and Oden exercised “reload” options and received additional options and shares upon such exercise.

In January 2008, the compensation committee awarded, based on 2007 performance, annual bonus, share and option awards to the following named executive officers:

	Grant	Number of		Base Price of
Name	Date	Shares	Award Type	Award
Richard J. Campo	1/30/08	11,839	Share Award	$48.02
	1/30/08	6,247	Annual Bonus—Share Award	$48.02
	1/30/08	56,656	Option Award	$48.02

D. Keith Oden	1/30/08	11,839	Share Award	$48.02
	1/30/08	6,247	Annual Bonus—Share Award	$48.02
	1/30/08	56,656	Option Award	$48.02

H. Malcolm Stewart	1/30/08	12,603	Share Award	$48.02
	1/30/08	5,271	Annual Bonus—Share Award	$48.02
	1/30/08	60,308	Option Award	$48.02

Dennis M. Steen	1/30/08	10,301	Share Award	$48.02
	1/30/08	4,850	Annual Bonus—Share Award	$48.02
	1/30/08	48,610	Option Award	$48.02

Steven K. Eddington	1/30/08	4,335	Share Award	$48.02
	1/30/08	4,568	Annual Bonus—Share Award	$48.02
	1/30/08	20,319	Option Award	$48.02
Share awards vest in five equal annual installments beginning on February 15th following the one year anniversary of the date of grant. Annual bonus-share awards vest 25% immediately on the date of grant and 25% in three equal annual installments beginning on February 15th following the one year anniversary of the date of grant. The initial 25% vesting for annual bonus-share awards was recognized in our financial statements for the fiscal year 2007 and are included in the Summary Compensation Table under the “Stock Awards” column. Option awards granted in 2008 for 2007 performance vest in five equal annual installments on February 15, 2009, 2010, 2011, 2012 and 2013.
Total Compensation. Based on company performance as described above, as well as each named executive officer’s achievement of his individual 2007 goals, the compensation committee determined that the named executive officers were entitled to receive the compensation detailed below for 2007.

					Long-Term
		Annual Bonus			Compensation
		Cash	Share	Performance	Share	Option
Name	Salary	Bonus	Award	Award	Award	Award	Total
Richard J. Campo	$434,660	$200,000	$300,000	—	$568,509	$286,815	$1,789,984

D. Keith Oden	$434,660	$200,000	$300,000	—	$568,509	$286,815	$1,789,984

H. Malcolm Stewart	$360,000	$168,750	$253,125	—	$605,196	$305,303	$1,692,374

Dennis M. Steen	$341,000	$155,250	$232,875	—	$494,654	$246,083	$1,469,862

Steven K. Eddington	$300,000	$146,250	$219,375	—	$208,167	$102,863	$976,655
The cash bonuses shown above appear in the Summary Compensation Table under the column headed “Non-Equity Incentive Plan Compensation.”

With respect to 2007 bonus compensation in the form of equity awards, both the share and option awards were made on January 30, 2008. Because the equity awards for 2007 compensation were made in 2008, pursuant to applicable disclosure rules, such awards will be reflected in the Summary Compensation and Grants of Plan-Based Awards tables in our proxy statement for the 2009 annual meeting of shareholders. For the purpose of calculating the number of shares to be granted, the dollars allocated to share awards were divided by $48.02 per share, which was the closing price of our common shares on the date of grant. For the purpose of calculating the number of shares subject to the options to be granted, the dollars allocated to options were divided by $5.0624, which price was calculated using the Black-Scholes option pricing model, which we use to measure compensation cost under FAS 123(R). The options have an exercise price per share of $48.02, which was the closing price of our common shares on the date of grant.
Perquisites and Other Personal Benefits. We provide the named executive officers with perquisites and other personal benefits we and the compensation committee believe are reasonable and consistent with our overall compensation program to better enable Camden to attract and retain superior employees for key positions. The compensation committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers.
We maintain other executive benefits we consider necessary in order to offer fully competitive opportunities to our executive officers. These include 401(k) retirement savings plans and car allowances and related reimbursements. Executive officers are also eligible to participate in all of our employee benefit plans, such as medical, dental, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as other employees.
The board believes the services of our senior management are of significant and unique value to our business. The board also believes it is in our best interests and the best interests of our shareholders to promote stability and continuity of senior management by encouraging such persons to continue to devote their full attention to our success. We have entered into employment agreements with certain of our key employees, including the named executive officers. These agreements provide for severance payments plus a gross-up payment if certain situations occur, such as termination without cause or a change in control. These provisions were designed and structured to induce senior management to remain in our employ to achieve these goals. In the case of each of the named executive officers other than Messrs. Campo and Oden, the severance payment equals one times his respective current salary base in the case of a termination without cause and 2.99 times his respective average annual compensation over the previous three fiscal years in the case of a change in control. In the case of each of Messrs. Campo and Oden, the severance payment generally equals 2.99 times the greater of his respective current annual compensation or his respective average annual compensation over the previous three fiscal years in connection with, among other things, a termination without cause or a change in control, and such persons would be entitled to receive continuation and vesting of certain benefits in the case of such a termination. These payments are more fully described below under “Executive Compensation—Potential Payments Upon Termination or Change in Control” starting on page 32.
Deferred Compensation Plans
The compensation committee has established a rabbi trust for the benefit of our officers and trust managers in which in previous years such persons had the option to place share grants and other deferred compensation. A participant may purchase assets held by the rabbi trust at any time within 30 years from the date of vesting. The purchase price of a share is 25% of the fair value of that share on the date the share was placed in the rabbi trust. The purchase price of any other asset is 25% of the fair value of that asset on the date the asset was placed in the rabbi trust.
The compensation committee has also established a deferred compensation plan for the benefit of our officers and trust managers in which the participant may elect to defer cash compensation and/or options or shares granted under our 2002 share incentive plan. A participant has a fully vested right to his or her deferral amounts, and the deferred option and share awards will vest in accordance with their terms.
In 2007, we amended the deferred compensation plan and agreements relating to the rabbi trust, as well as employment agreements with our executive officers, to cause such agreements and plans to comply with applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations issued thereunder. The amendments did not result in any additional compensation expense to Camden.

Tax and Accounting Implications
Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code limits the deductibility on our tax return of compensation over $1 million to any of our named executive officers. However, compensation paid pursuant to a plan that is performance-related, non-discretionary and has been approved by our shareholders is not subject to section 162(m). We have such a plan and may utilize it to mitigate the potential impact of section 162(m). We did not pay any compensation during 2006 that would be subject to section 162(m). We believe, because we qualify as a REIT under the Internal Revenue Code and therefore are not subject to federal income taxes on our income to the extent distributed, the payment of compensation that does not satisfy the requirements of section 162(m) will not generally affect our net income. However, to the extent compensation does not qualify for deduction under section 162(m) or under our short term incentive plan approved by shareholders to, among other things, mitigate the effects of section 162(m), a larger portion of shareholder distributions may be subject to federal income taxation as dividend income rather than return of capital. We do not believe section 162(m) will materially affect the taxability of shareholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each shareholder. For these reasons, the compensation committee’s compensation policy and practices are not directly governed by section 162(m).
Accounting for Stock-Based Compensation. Beginning on January 1, 2006, we began accounting for share-based payments to employees in accordance with the requirements of FAS 123(R).
COMPENSATION COMMITTEE REPORT
The Compensation Committee of Camden Property Trust has reviewed and discussed this Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended this Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

William A. Cooper Scott S. Ingraham
Lewis A. Levey, Chair

EXECUTIVE COMPENSATION
Summary Compensation Table
The table below summarizes the total compensation paid or earned by each of the named executive officers for the year ended December 31, 2007. We have entered into employment agreements with each of the named executive officers, which are described below under “Employment Agreements.”

						Change in
						Pension Value
						and
						Nonqualified
					Non-Equity	Deferred
Name and			Stock	Option	Incentive Plan	Compensation	All Other
Principal Position	Year	Salary	Awards (1)	Awards (1)	Compensation (2)	Earnings (3)	Compensation		Total
Richard J. Campo	2007	$434,660	$491,183	$276,321	$200,000	—	$12,199	(5)	$1,414,363
Chairman of the Board and Chief Executive Officer	2006	434,660	2,618,777	536,587	448,000	—	21,360	(6)	4,059,384

D. Keith Oden	2007	$434,660	$491,183	$276,321	$200,000	—	—		$1,402,164
President	2006	434,660	2,618,777	536,587	448,000	—	—		4,038,024

H. Malcolm Stewart	2007	$360,000	$909,480	$1,391	$168,750	—	$3,000	(4)	$1,442,621
Chief Operating Officer	2006	342,000	549,386	138,945	303,000	—	10,356	(7)	1,343,687

Dennis M. Steen	2007	$341,000	$658,319	$1,391	$155,250	—	$3,000	(4)	$1,158,960
Chief Financial Officer, Senior Vice President - Finance and Secretary	2006	325,000	326,464	19,455	288,000	—	2,700	(4)	961,619

Steven K. Eddington	2007	$300,000	$587,235	$1,391	$146,250	—	$3,000	(4)	$1,037,876
Senior Vice President-Operations	2006	285,000	334,223	38,791	278,000	—	2,700	(4)	938,714

(1)	The dollar amount recognized for financial statement reporting purposes with respect to the fiscal year for awards of shares accounted in accordance with FAS 123(R). Assumptions used in the calculation of these amounts are included in note 13 to our audited financial statements for the year ended December 31, 2007 included in our annual report on Form 10-K for the year ended December 31, 2007. For 2006, includes approximately $2.1 million for each of Messrs. Campo and Oden for the accelerated vesting of share awards and the portions of the annual bonus paid in shares as determined by the compensation committee on January 30, 2007 based on achievement of performance goals determined in January 2006 as follows: Messrs. Campo and Oden-4,788 shares each, Mr. Stewart-3,591 shares, Mr. Steen-3,304 shares and Mr. Eddington-3,112 shares. For 2007, includes the portions of the bonus paid in shares as determined by the compensation committee on January 30, 2008 based on achievement of performance goals determined in January 2007 as follows: Messrs. Campo and Oden-6,247 shares each, Mr. Stewart-5,271 shares, Mr. Steen-4,850 shares and Mr. Eddington-4,568 shares. The 2007 awards are discussed in more detail starting on page 18 under the heading “Annual Bonus.”

(2)	Includes the cash awards made under the Performance Award Program, which is discussed in further detail on page 21 under the heading “Performance Award Program” as follows for 2006, Messrs. Campo and Oden-$198,000 each and Messrs. Stewart, Steen and Eddington-$115,500 each; for 2007, none of the named executive officers received any awards under the Performance Award Program. For 2006, also includes the portions of the annual bonus paid in cash as determined by the compensation committee on January 30, 2007 based on achievement of performance goals determined in January 2006 as follows: Messrs. Campo and Oden-$250,000 each, Mr. Stewart-$187,500, Mr. Steen-$172,500 and Mr. Eddington $162,500. For 2007, includes the portions of the annual bonus paid in cash as determined by the compensation committee on January 30, 2008 based on achievement of performance goals determined in January 2007 as follows: Messrs. Campo and Oden-$200,000 each, Mr. Stewart-$168,750, Mr. Steen-$155,250 and Mr. Eddington-$146,250. These awards for 2007 are discussed in more detail starting on page 18 under the heading “Annual Bonus.”

(3)	We do not have a pension plan. There were no earnings on non-qualified deferred compensation that were above-market or preferential. Greater detail regarding our deferred compensation plans can be found starting on page 30 under “Non-Qualified Deferred Compensation.”

(4)	Represents matching contributions under our 401(k) plan.

(5)	Represents the cost of club memberships not exclusively used for business entertainment ($10,691) and matching contributions under our 401(k) plan.

(6)	Represents the cost of club memberships not exclusively used for business entertainment ($20,876) and the reimbursement of auto-related costs for personal use ($484).

(7)	Represents the cost of club membership not exclusively used for business entertainment ($4,232), the reimbursement of auto-related costs for personal use ($3,424) and matching contributions under our 401(k) plan.
Grants of Plan Based Awards
The following table sets forth certain information with respect to shares granted during the year ended December 31, 2007 for each named executive officer with respect to annual bonus, performance award program and long-term compensation. The amounts shown in the All Other Stock Awards: Number of Shares and All Other Option Awards: Number of Securities Underlying Options columns reflect the actual share and option awards made in January 2007 with respect to the exercise of reload options and performance in 2006. We did not grant any options during the year ended December 31, 2007.

										All Other
										Option	Exercise
									All Other	Awards:	or Base
									Stock	Number of	Price of
			Estimated Future Payouts Under Non-			Estimated Future Payouts Under Equity			Awards:	Securities	Option
	Grant		Equity Incentive Plan Awards			Incentive Plan Awards			Number	Underlying	Awards
Name	Date		Threshold	Target	Maximum	Threshold	Target	Maximum	of Shares	Options	(2)
Richard J. Campo	1/30/08	(1)	—	$124,200	$207,000	—	—	—	—	—	—
	1/04/07	(3)	—	—	—	—	—	—	—	10,261	$73.32
	1/04/07	(4)	—	—	—	—	—	—	853	—	$73.32
	1/04/07	(5)	—	—	—	—	—	—	3,580	—	$73.32
	1/30/07	(6)	—	—	—	—	—	—	23,525	—	$78.32
	1/30/07	(7)	—	—	—	—	—	—	4,788	—	$78.32

D. Keith Oden	1/30/08	(1)	—	$124,200	$207,000	—	—	—	—	—	—
	1/04/07	(3)	—	—	—	—	—	—	—	10,261	$73.32
	1/04/07	(4)	—	—	—	—	—	—	853	—	$73.32
	1/04/07	(5)	—	—	—	—	—	—	3,580	—	$73.32
	1/30/07	(6)	—	—	—	—	—	—	23,525	—	$78.32
	1/30/07	(7)	—	—	—	—	—	—	4,788	—	$78.32

H. Malcolm Stewart	1/30/08	(1)	—	$72,450	$120,750	—	—	—	—	—	—
	1/30/07	(6)	—	—	—	—	—	—	16,175	—	$78.32
	1/30/07	(7)	—	—	—	—	—	—	3,591	—	$78.32

Dennis M. Steen	1/30/08	(1)	—	$72,450	$120,750	—	—	—	—	—	—
	1/30/07	(6)	—	—	—	—	—	—	11,432	—	$78.32
	1/30/07	(7)	—	—	—	—	—	—	3,304	—	$78.32

Steven K. Eddington	1/30/08	(1)	—	$72,450	$120,750	—	—	—	—	—	—
	1/30/07	(6)	—	—	—	—	—	—	8,098	—	$78.32
	1/30/07	(7)	—	—	—	—	—	—	3,112	—	$78.32

(1)	Reflects the threshold, target and maximum payment levels for 2007 under our performance award program, which levels were established in January 2007. The actual amounts received by the named executive officers for performance in 2007 are set out in the Summary Compensation Table. We do not use pre-set thresholds or multiples to determine awards under our annual bonus or long-term compensation programs.

(2)	The exercise or base price is equal to the closing price of our shares on the grant date.

(3)	Granted pursuant to the exercise of “reload” options. “Reload” options vest immediately on date of grant. Please see “Compensation Discussion and Analysis—2007 Executive Compensation Components—Long-Term Compensation” for an explanation of “reload” options.

(4)	Granted pursuant to the exercise of “reload” options. Vest 10% on the first two anniversaries of the date of grant and 80% on the third anniversary of the date of grant.

(5)	Granted pursuant to the exercise of “reload” options. Vest 10% on the first four anniversaries of the date of grant and 60% on the fifth anniversary of the date of the grant.

(6)	Granted in January 2007 for performance in 2006 and vest in five equal annual installments beginning on February 15th following the first anniversary of the date of the grant.

(7)	Granted in January 2007 for performance in 2006 and vest 25% on date of grant and 25% on February 15th of each of the next three years.
Employment Agreements
We have entered into an employment agreement with each of Messrs. Campo, Oden, Stewart, Steen and Eddington. The agreements with Messrs. Campo and Oden expire on July 22, 2008. However, on July 22 of each year, the expiration date of the agreements with Messrs. Campo and Oden will automatically be extended by one additional year so that as a result of such extension the then remaining term of employment will be one year. The agreements with Messrs. Stewart, Steen and Eddington expire on August 20, 2008. Six months prior to expiration, unless notification of termination is given, these agreements extend for one year from the date of expiration. The agreements with Messrs. Campo and Oden provide for a base salary of $434,660 per calendar year and the agreements with Messrs. Stewart, Steen and Eddington provide for a base salary of $360,000, $341,000 and $300,000 per calendar year, respectively, in each case as may be increased as determined by the board or compensation committee in its sole discretion. The agreements also provide that each such executive is eligible for annual incentive compensation and long term compensation as determined by the board or the compensation committee in its sole discretion, and to health/dental insurance, life insurance, disability insurance and similar benefits available to our employees. Each employment agreement contains provisions relating to compensation payable to the respective named executive officer in the event of a termination of such executive’s employment, which provisions are described below under “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth certain information with respect to the market value as of December 31, 2007 of all unexercised options and unvested share awards held by each named executive officer as of December 31, 2007.

	Option Awards					Stock Awards
								Market
	Number of	Number of				Number of		Value of
	Securities	Securities				Shares or		Shares or
	Underlying	Underlying				Units of		Units of
	Unexercised	Unexercised		Option	Option	Stock That		Stock That
	Options	Options		Exercise	Expiration	Have Not		Have Not
Name	Exercisable	Unexercisable		Price	Date	Vested		Vested
Richard J. Campo	2,891	—		$34.59	01/28/12	23,525	(1)	$1,132,729
	26,100	—		$31.48	02/05/13	3,591	(2)	172,907
	15,124	—		$40.40	04/02/08	14,492	(3)	697,790
	24,760	—		$41.91	01/28/12	3,580	(4)	172,377

	22,259	—		$44.00	01/28/12	45,188		$2,175,803

	37,098	—		$44.00	02/05/13
	136,749	—		$42.90	01/29/14
	66,666	33,334	(5)	$45.53	02/02/15
	201	—		$51.37	01/28/12
	30,660	—		$51.37	02/05/13
	16,047	—		$62.32	01/29/14
	7,939	—		$62.32	01/29/14
	10,261	—		$73.32	02/05/13

	396,755	33,334

D. Keith Oden	2,891	—		$34.59	01/28/12	23,525	(1)	$1,132,729
	26,100	—		$31.48	02/05/13	3,591	(2)	172,907
	15,124	—		$40.40	04/02/08	14,492	(3)	697,790
	24,760	—		$41.91	01/28/12	3,580	(4)	172,377

	22,259	—		$44.00	01/28/12	45,188		$2,175,803

	37,098	—		$44.00	02/05/13
	136,749	—		$42.90	01/29/14
	66,666	33,334	(5)	$45.53	02/02/15
	201	—		$51.37	01/28/12
	30,660	—		$51.37	02/05/13
	16,047	—		$62.32	01/29/14
	7,939	—		$62.32	01/29/14
	10,261	—		$73.32	02/05/13

	396,755	33,334

	Option Awards				Stock Awards
							Market
	Number of	Number of			Number of		Value of
	Securities	Securities			Shares or		Shares or
	Underlying	Underlying			Units of		Units of
	Unexercised	Unexercised	Option	Option	Stock That		Stock That
	Options	Options	Exercise	Expiration	Have Not		Have Not
Name	Exercisable	Unexercisable	Price	Date	Vested		Vested
H. Malcolm Stewart	4,573	—	$38.85	03/14/12	11,107	(6)	$534,802
	1,447	—	$38.85	04/02/08	4,708	(7)	226,690
	9,146	—	$38.85	01/29/09	33,832	(8)	1,629,011
	8,333	—	$31.48	02/05/13	6,321	(9)	304,356

	20,562	—	$43.90	01/28/12	55,968		$2,694,859

	6,426	—	$43.90	02/05/13
	10,000	—	$42.90	01/29/14
	7,526	—	$62.32	01/28/12
	4,703	—	$62.32	02/05/13
	2,822	—	$62.32	01/29/14

	75,538	—

Dennis M. Steen	5,000	—	$42.90	01/29/14	27,632	(10)	$1,330,481

	5,000	—			5,529	(11)	266,222

					33,161		$1,596,703

Steven K. Eddington	1,696	—	$34.59	01/28/12	2,226	(12)	$107,182
	18,135	—	$31.48	02/05/13	550	(13)	26,483
	15,000	—	$42.90	01/29/14	20,711	(14)	997,235
	2,376	—	$62.32	01/28/12	5,253	(15)	252,932

	37,207	—			28,740		$1,383,832

(1)	4,705 shares vested on February 15, 2008 and 4,705 shares vest on each of February 15, 2009, 2010, 2011 and 2012.

(2)	1,197 shares vested on February 15, 2008 and 1,197 shares vest on each of February 15, 2009 and 2010.

(3)	1,450 shares vested on February 15, 2008, 1,450 shares vest on February 15, 2009 and 11,592 shares vest on February 15, 2012.

(4)	358 shares vested on February 15, 2008, 358 shares vest on each of February 15, 2009, 2010 and 2011 and 2,148 shares vest on February 15, 2012.

(5)	All vested on February 2, 2008.

(6)	1,234 shares vested on February 15, 2008 and 9,873 shares vest on February 15, 2009.

(7)	586 shares vested on February 15, 2008, 1,988 shares vest on February 15, 2009, 305 shares vest on February 15, 2010 and 1,829 shares vest on February 15, 2011.

(8)	9,028 shares vested on February 15, 2008, 8,252 shares vest on February 15, 2009, 7,317 shares vest on February 15, 2010, 6,000 shares vest on February 15, 2011 and 3,235 shares vest on February 15, 2012.

(9)	3,590 shares vested on February 15, 2008, 1,834 shares vest on February 15, 2009 and 897 shares vest on February 15, 2010.

(10)	7,304 shares vested on February 15, 2008, 6,971 shares vest on February 15, 2009, 6,171 shares vest on February 15, 2010, 4,899 shares vest on February 15, 2011 and 2,287 shares vest on February 15, 2012.

(11)	3,054 shares vested on February 15, 2008, 1,649 shares vest on February 15, 2009 and 826 shares vest on February 15, 2010.

(12)	247 shares vested on February 15, 2008 and 1,979 shares vest on February 15, 2009.

(13)	61 shares vested on February 15, 2008, 61 shares vest on each of February 15, 2009 and 2010 and 367 shares vest on February 15, 2011.

(14)	5,921 shares vested on February 15, 2008, 5,255 shares vest on February 15, 2009, 4,454 shares vest on February 15, 2010, 3,462 shares vest on February 15, 2011 and 1,619 shares vest on February 15, 2012.

(15)	2,848 shares vested on February 15, 2008, 1,627 shares vest on February 15, 2009 and 778 shares vest on February 15, 2010.
Option Exercises and Shares Vested
The following table sets forth certain information with respect to options exercised by each named executive officer and share awards vested during 2007.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
Name	on Exercise	on Exercise	on Vesting	on Vesting
Richard J. Campo	13,639	$1,000,000	1,197	$92,001

D. Keith Oden	13,639	$1,000,000	1,197	$92,001

H. Malcolm Stewart	—	—	14,684	$1,120,119

Dennis M. Steen	—	—	8,750	$672,525

Steven K. Eddington	—	—	8,278	$652,425
Nonqualified Deferred Compensation
Beginning in 1997, the compensation committee established a rabbi trust for the benefit of our officers, including the named executive officers, and trust managers in which in previous years such persons had the option to place share grants, compensation (including salary, bonuses and fees) and dividends on previously deferred share awards. Generally, a participant may purchase assets held by the rabbi trust at any time up to 30 years from the date of vesting. The purchase price of a share is 25% of the fair value of that share on the date the share was placed in the rabbi trust. The purchase price of any other asset is 25% of the fair value of that asset on the date the asset was placed in the rabbi trust. The compensation committee has also established a deferred compensation plan for the benefit of our officers, including the named executive officers, and trust managers in which the participant may elect to defer options or shares granted under our 2002 share incentive plan, compensation (including salary, bonuses and fees) and dividends on previously deferred share awards.

The following table provides certain information regarding contributions to and earnings in the rabbi trust and the deferred compensation plan as of December 31, 2007.

	Executive		Aggregate Balance
	Contributions in	Aggregate Earnings in	at Last Fiscal Year-
Name	Last Fiscal Year (1)	Last Fiscal Year (2)	End (3)
Richard J. Campo Rabbi Trust	$—	$(13,744,650)	$59,670,399
Deferred Compensation Plan	3,649,512	(2,193,859)	11,048,958

	$3,649,512	$(15,938,509)	$70,719,357

D. Keith Oden Rabbi Trust	$—	$(13,969,012)	$59,979,793
Deferred Compensation Plan	3,650,000	(2,193,329)	11,055,049

	$3,650,000	$(16,162,341)	$71,034,842

H. Malcolm Stewart Rabbi Trust	$—	$(4,033,640)	$11,945,995
Deferred Compensation Plan	1,548,073	(1,171,475)	2,484,807

	$1,548,073	$(5,205,115)	$14,430,802

Dennis M. Steen Rabbi Trust	$—	$(473,609)	$1,214,840
Deferred Compensation Plan	1,180,790	(928,636)	2,300,098

	$1,180,790	$(1,402,245)	$3,514,938

Steven K. Eddington Rabbi Trust	$—	$(627,859)	$1,768,861
Deferred Compensation Plan	305,267	(567,963)	1,222,595

	$305,267	$(1,195,822)	$2,991,456

(1)	Reflects 2007 amounts participants elected to defer including share awards, salary, and bonuses; these amounts are included in the Summary Compensation Table on page 25. We credit to the participant’s account an amount equal to the amount designated as the participant’s deferral for the plan year as indicated in the participant’s deferral election. A participant has a fully-vested right to his or her cash deferral amounts, and the deferred option and share awards will vest in accordance with their terms. Amounts deferred by the participants in 2007 are comprised of:

Name	Salary	Bonus	Share Awards	Total
Richard J. Campo	$106,999	$—	$3,542,513	$3,649,512
D. Keith Oden	107,487	—	3,542,513	3,650,000
H. Malcolm Stewart	—	—	1,548,073	1,548,073
Dennis M. Steen	—	26,666	1,154,124	1,180,790
Steven K. Eddington	6,500	55,035	243,732	305,267

(2)	Aggregate earnings in 2007 represent the net unrealized loss reported by the administrator of our non-qualified deferred compensation plans, and represent the unrealized depreciation of Camden shares and dividends on previously deferred share awards, salary and bonuses. The losses on the deferred compensation plans do not include any company or executive contributions, and are not included in the Summary Compensation Table on page 25.

(3)	Include amounts to be paid by the executive upon withdrawals from the deferred compensation plans as follows: Mr. Campo — $11,689,353; Mr. Oden — $11,717,458; Mr. Stewart — $2,435,937; Mr. Steen — $259,111; and Mr. Eddington — $376,655.

Potential Payments Upon Termination or Change in Control
The following summarizes the compensation payable to each named executive officer under his employment agreement in the event of a termination of such executive’s employment.
Payments Made Upon Any Termination
In all events, we are obligated to pay all salary and benefits accrued to the executive through and including the date of termination. Additionally, each executive will be entitled to receive the minimum bonus for the contract year during which the termination occurs, prorated through and including the date of termination.
Payments Made Upon a Termination Without Cause
If the employment term is terminated for reasons other than for cause, the executive will be entitled to receive a severance payment equal to, in the case of Messrs. Stewart, Steen and Eddington, one times his respective annual base salary currently in effect and, in the case of Messrs. Campo and Oden, 2.99 times the greater of his current annual compensation or his average annual compensation over the three most recent years. Annual compensation includes salary, bonuses, performance award payments and the value of long term incentive compensation. In addition, unless prohibited by the applicable provider, the executive shall continue to receive health and welfare benefits, as received before the executive’s termination, until the earlier of (a) the executive obtaining employment with another company or (b) the end of the employment term, as if the executive had not so terminated. Messrs. Campo and Oden will become fully vested in the unvested portion of any award made to the executive in respect to any retirement, pension, profit sharing, long-term incentive, or other similar such plans.
Payments Made Upon Death or Disability
If the employment term is terminated by reason of death or disability, the executive will be entitled to receive a severance payment equal to, in the case of Messrs. Stewart, Steen and Eddington, one times his annual base salary, including targeted cash bonus, at the date on which death occurs and in the case of Messrs. Campo and Oden, 2.99 times the greater of his current annual compensation or his average annual compensation over the three most recent years. Each executive will become fully vested in the unvested portion of any award made to the executive in respect to any retirement, pension, profit sharing, long-term incentive or other similar such plans. In addition, the executive would be entitled to receive continuation of certain welfare benefits.
Payments Made Upon a Change in Control
If the employment term is terminated by reason of a change in control, the executive will be entitled to receive a severance payment plus a gross-up payment, if any, for excise taxes due on the change in control payments. In the case of each of Messrs. Stewart, Steen and Eddington, the severance payment equals 2.99 times his average annual salary over the previous three fiscal years. In the case of each of Messrs. Campo and Oden, the severance payment generally equals 2.99 times the greater of his current annual compensation or his average annual compensation over the previous three fiscal years. Each executive will become fully vested in the unvested portion of any award made to the executive in respect to any retirement, pension, profit sharing, long-term incentive or other similar such plans. In addition, the executive would be entitled to receive continuation of certain welfare benefits.
The amounts set forth in the table below represent the compensation payable to each named executive officer under his respective employment agreement in the event of a termination of such executive’s employment. The amounts shown assume such termination was effective as of December 31, 2007 and therefore include amounts earned through such time and are estimates of the amounts that would be paid the executives upon their termination. The actual amounts to be paid can only be determined at the time of such executive’s termination. With respect to a termination by reason of death or disability, the amounts are payable within five days after the termination event. With respect to all other terminations, the amounts will be paid six months after the termination event, are fully vested in favor of the executive officer upon occurrence of a termination event, and we are required to transfer such amounts into a deferred compensation plan to be used solely for the purpose of paying such amounts to the executive officer.

		Reason For Termination
		Without	Death or	Change in
Name	Benefit	Cause	Disability	Control
Richard J. Campo	Bonus	$400,000	$400,000	$400,000
	Severance	8,248,429	8,248,429	8,248,429
	Options and Awards (1)	2,263,137	2,263,137	2,263,137
	Gross-Up Payment for Excise Taxes	—	—	1,799,157

		$10,911,566	$10,911,566	$12,710,723

D. Keith Oden	Bonus	$400,000	$400,000	$400,000
	Severance	8,248,429	8,248,429	8,248,429
	Options and Awards (1)	2,263,137	2,263,137	2,263,137
	Gross-Up Payment for Excise Taxes	—	—	1,799,157

		$10,911,566	$10,911,566	$12,710,723

H. Malcolm Stewart	Bonus	$337,500	$337,500	$337,500
	Severance	360,000	697,500	1,030,553
	Options and Awards (1)	202,904	2,694,859	2,694,859

		$900,404	$3,729,859	$4,062,912

Dennis M. Steen	Bonus	$310,500	$310,500	$310,500
	Severance	341,000	651,500	937,863
	Options and Awards (1)	177,481	1,511,140	1,511,140

		$828,981	$2,473,140	$2,759,503

Steven K. Eddington	Bonus	$292,500	$292,500	$292,500
	Severance	300,000	592,500	822,250
	Options and Awards (1)	168,621	1,383,831	1,383,831

		$761,121	$2,268,831	$2,498,581

(1)	The amounts represent the benefit of acceleration of unvested options and share awards based upon our share price as of December 31, 2007.
Compensation Committee Interlocks and Insider Participation
No member who served on our compensation committee during 2007 was either an officer or employee during 2007, a former officer or was party to any material transaction described earlier in the “Certain Relationships and Related Transactions” section. No executive officer served as a member of the compensation or similar committee or board of directors of any entity whose members served on our compensation committee.

BOARD COMPENSATION
We use a combination of cash and share-based compensation to attract and retain qualified candidates to serve on our board. In setting board compensation, we consider the significant amount of time trust managers expend in fulfilling their duties to us as well as the skill level we require of members of the board.
For 2007, trust managers, other than those who are our employees, were paid the following fees.

Annual fee	$18,000
For each board meeting attended	1,000
For each committee meeting attended	750
Chair of audit committee	15,000
We also reimburse trust managers for travel expenses incurred in connection with their activities on our behalf.
Each non-employee trust manager receives restricted shares with a market value of $100,000 on the date of grant upon his election to the board and on each succeeding year he is a trust manager. Our Lead Independent Trust Manager will receive additional restricted shares with a market value of $25,000 each year he is Lead Independent Trust Manager.
The table below summarizes the compensation we paid to each non-employee trust manager for 2007:

			Change in Pension
			Value and
			Nonqualified
			Deferred
	Fees Earned or	Stock Awards	Compensation	All Other
Name (1)	Paid in Cash	(2)	Earnings (3)	Compensation		Total
William R. Cooper	$32,750	$100,015	—	—		$132,765
Scott S. Ingraham	$33,500	$98,129	—	—		$131,629
Lewis A. Levey	$34,250	$129,651	—	—		$163,901
William B. McGuire, Jr.	$26,750	$53,896	—	$89,880	(4)	$170,526
F. Gardner Parker	$26,750	$171,901	—	—		$198,651
William F. Paulsen	$25,750	$53,896	—	$118,457	(4)	$198,103
Steven A. Webster	$27,500	$98,129	—	—		$125,629

(1)	Richard J. Campo, our Chairman of the Board and Chief Executive Officer, and D. Keith Oden, our President, are not included in this table as they are employees and thus receive no compensation for their services as trust managers. The compensation received by Messrs. Campo and Oden as employees is shown in the Summary Compensation Table on page 25.

(2)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year for awards of shares accounted in accordance with FAS 123(R). Assumptions used in the calculation of these amounts are included in note 13 to our audited financial statements for the year ended December 31, 2007 included in our annual report on Form 10-K for the year ended December 31, 2007.

As of December 31, 2007, none of the non-employee trust managers held any vested or unvested options and such persons held the following numbers of vested and unvested share awards:

Name	Vested Share Awards	Unvested Share Awards
William R. Cooper	22,934	—
Scott S. Ingraham	11,137	5,353
Lewis A. Levey	22,934	—
William B. McGuire, Jr.	1,095	3,840
F. Gardner Parker	41,222	—
William F. Paulsen	1,095	3,840
Steven A. Webster	21,581	5,353

(3)	We do not have a pension plan. There were no earnings on non-qualified deferred compensation that were above-market or preferential.

(4)	Represents amounts paid pursuant to separation agreements for health benefits, secretarial and computer-related services, and office facilities, which are further explained on page 15 under “Certain Relationships and Related Transactions.”

AUDIT COMMITTEE INFORMATION
Deloitte & Touche LLP has served as our independent registered public accountants for fiscal year 2007. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.
Report of the Audit Committee
The audit committee operates under a written charter adopted by the board of trust managers. The audit committee charter is available on the investor relations section of our website at www.camdenliving.com.
Each member of the audit committee satisfies the requirements for independence set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934 and Sections 303A.02 and 303A.07(b) of the New York Stock Exchange’s listing standards and is free from any relationship that, in the opinion of the board, would interfere with the exercise of his independent judgment as a member of the audit committee.
The audit committee met with management periodically during the year to consider the adequacy of the company’s internal controls and the objectivity of its financial reporting. The audit committee discussed these matters with the company’s independent registered public accountants and with appropriate company financial personnel, including the internal auditors. The audit committee also discussed with the company’s senior management, independent registered public accountants and internal auditors the process used for certifications by the company’s chief executive officer and chief financial officer that are required for certain of the company’s filings with the Securities and Exchange Commission.
The audit committee met privately with the independent registered public accountants, senior management, internal auditors and outside counsel, each of whom has unrestricted access to the audit committee.
The audit committee appointed Deloitte & Touche LLP as the independent registered public accountants for the company after reviewing the firm’s performance and independence from management.
Management has primary responsibility for the company’s financial statements and the overall reporting process, including the company’s system of internal controls.
The independent registered public accountants audited the annual financial statements prepared by management, expressed an opinion as to whether those financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the company and its subsidiaries in conformity with accounting principles generally accepted in the United States of America and discussed with the audit committee any issues they believed should be raised with the audit committee.
The audit committee reviewed with management and Deloitte & Touche LLP the company’s audited financial statements and met separately with both management and Deloitte & Touche LLP to discuss and review those financial statements and reports prior to issuance. The audit committee further reviewed and discussed our process to comply with Section 404 of the Sarbanes-Oxley Act. Management has represented, and Deloitte & Touche LLP has confirmed, to the audit committee the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.
The audit committee received from and discussed with Deloitte & Touche LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T. These items relate to that firm’s independence from the company. The audit committee also discussed with Deloitte & Touche LLP matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The audit committee monitored auditor independence, reviewed audit and non-audit services performed by Deloitte & Touche LLP and discussed with the auditors their independence.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of trust managers the company’s audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.
The audit committee also reappointed, subject to shareholder ratification, Deloitte & Touche LLP as our independent registered public accountants for 2008.
This section of the proxy statement is not deemed “filed” with the SEC and is not incorporated by reference into our Annual Report on Form 10-K.
This audit committee report is given by the following members of the audit committee:

William R. Cooper
Scott S. Ingraham, Chair
Lewis A. Levey
Independent Registered Public Accountant Fees
The following summarizes the approximate aggregate fees billed to us for the fiscal years ended December 31, 2007 and 2006 by our principal independent registered public accountants, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte Entities”):

	Total Approximate Fees
Type of Services (a)	2007	2006
Audit Fees (b)	$1,580,718	$1,137,860
Tax Fees (c)	148,274	285,368
All Other Fees (d)	6,905	2,000

Total (e)	$1,735,897	$1,425,228

(a)	All such services provided to us by the Deloitte Entities during 2007 and 2006 were pre-approved by the audit committee.

(b)	Fees for audit services billed in 2007 and 2006 include the following:
•	Audit of our annual financial statements;

•	Audit of our internal controls over financial reporting;

•	Reviews of our quarterly financial statements; and

•	Issuances of comfort letters, consents and other services related to SEC matters.

(c)	Fees for tax services billed in 2007 and 2006 included tax compliance services and tax planning and advisory services.

(d)	Fees for all other services billed in 2007 and 2006 consisted of permitted non-audit services, such as property and tax consulting services.

(e)	Excludes amounts we reimbursed the Deloitte Entities for out-of-pocket expenses, which totaled approximately $26,400 in 2007 and $24,900 in 2006. Fees for 2006 exclude tax fees of $60,300 for services provided to Summit Properties Inc. and its affiliates for periods prior to the effective time of the merger.

Pre-Approval Policies and Procedures
The audit committee has developed policies and procedures concerning its pre-approval of audit and non-audit services provided to us by our independent registered public accountants. These provide that the audit committee must pre-approve all audit and permitted non-audit services (including the fees and terms thereof) to be rendered to us by our independent registered public accountants.
The independent registered public accountants provide the audit committee with a list describing the services expected to be performed by the independent registered public accountant. Any request for services not contemplated by this list must be submitted to the audit committee for specific pre-approval and the provision of such services cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the audit committee has authorized any of the members of the audit committee to approve the provision by our independent registered public accountants of non-audit services not prohibited by law. Any such decision made by a member of the audit committee will be reported by such member to the full audit committee at its next meeting.
In addition, although not required by the rules and regulations of the SEC, the audit committee generally requests a range of fees associated with each proposed service. The audit committee believes providing a range of fees for a service incorporates appropriate oversight and control of the independent registered public accountant relationship, while permitting us to receive immediate assistance from the independent registered public accountant when time is of the essence.
Ratification of the Selection of the Independent Registered Public Accountants
The audit committee has reappointed Deloitte & Touche LLP as our independent registered public accountants for 2008.
The proposal will be approved if it receives the affirmative vote of the majority of shares represented in person or by proxy at the meeting.
The audit committee, which has the sole authority to retain our independent registered public accountants, recommends you vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants for 2008.
SHAREHOLDER PROPOSALS
We must receive any shareholder proposal intended for inclusion in the proxy materials for the annual meeting to be held in 2009 no later than December 31, 2008. A shareholder may also nominate trust managers before the next annual meeting by submitting the nomination to us as described starting on page 4 under “Consideration of Trust Manager Nominees—Shareholder Nominees.” We did not receive any formal proposals during 2007 from shareholders.
ADDITIONAL INFORMATION
You may obtain a copy of our committee charters, Guidelines on Governance, Code of Business Conduct and Ethics and Code of Ethical Conduct for Senior Financial Officers on the investor relations section of our website at www.camdenliving.com under “Corporate Governance.” This information is also available in print free of charge to any person who requests it by contacting us at Camden Property Trust, 3 Greenway Plaza, Suite 1300, Houston, Texas 77046, attention: Investor Relations.
We will furnish a copy of our Annual Report on Form 10-K for the year ended December 31, 2007, without exhibits, the proxy statement or the Notice of Internet Availability of Proxy Materials, free of charge to each person who forwards a written request to us at 3 Greenway Plaza, Suite 1300, Houston, Texas 77046, Attention: Investor Relations.

CAMDEN PROPERTY TRUST
FORM OF PROXY FOR ANNUAL MEETING
TO BE HELD MAY 6, 2008
This proxy is solicited on behalf of the Board of Trust Managers.
The undersigned hereby appoints Richard J. Campo, D. Keith Oden and Dennis M. Steen, or any of them, proxies of the undersigned, with full powers of substitution, to vote all of the common shares of beneficial interest of Camden Property Trust the undersigned is entitled to vote at the Annual Meeting to be held on May 6, 2008 and at any adjournment thereof, and authorizes and instructs said proxies to vote as set forth on the reverse side.
The Board of Trust Managers recommends you vote FOR each of the nominees for trust manager. The audit committee, which has the sole authority to retain our independent registered public accountants, recommends you vote FOR the ratification of Deloitte & Touche LLP as our independent registered public accountants for 2008.
IMPORTANT — This Proxy must be signed and dated on the reverse side.
Notice of Internet Availability of Proxy Materials: You can access and review the Annual Report and Proxy Statement on the Internet by going to the investor relations section of our website at www.camdenliving.com.

1. Election of Trust Managers Nominees:		For	Withhold All	For All Except	To withhold authority to vote for any individual, mark “For All Except” and write the nominee’s number on the line below:
01) Richard J. Campo 02) William R. Cooper 03) Scott S. Ingraham 04) Lewis A. Levey	06) William F. Paulsen 07) D. Keith Oden 08) F. Gardner Parker 09) Steven A. Webster	☐	☐	☐
05) William B. McGuire, Jr.

2. Ratification of Deloitte & Touche LLP as the independent registered public accountants		For ☐	Against ☐	Abstain ☐
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposal 2.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature Date	Signature (Joint Owners) Date